Exhibit 99.1

KaloBios Pharmaceuticals NASDAQ: KBIO December 2015

Forward Looking Statements This presentation contains forward-looking statements that involve risks and uncertainties. Forward-looking statements include, but are not limited to, statements about: our ability to raise adequate capital to fund our product development programs and continued operations; the timing and success of preclinical studies and clinical trials, and the timing of enrollment and availability of clinical data; our ability to establish and maintain development partnerships and contract manufacturing relationships; the ability to obtain timely supply of our drug products for our clinical trials from third party manufacturers; the ability to obtain and maintain regulatory approval of our product candidates, the labeling for any approved products, and the prospects for commercial success; and the ability to attract and retain key personnel. Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Such risks include, but are not limited to: we have a limited operating history developing clinical-stage antibodies; our product candidates are at an early stage of development and may not be successfully developed or commercialized; our product candidates may cause unacceptable adverse events; we are subject to lengthy, time consuming, and unpredictable regulatory approval processes in and outside the U.S; we face substantial competition, which may affect the success of our products; and it is difficult and costly to protect our intellectual property rights. The risks, uncertainties and other factors are described more fully in our most recent annual or quarterly reports filed with the Securities and Exchange Commission (SEC), particularly in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. This presentation concerns biologics that are under preclinical and/or clinical investigation and which have not yet been approved for marketing by the FDA. They are currently limited by Federal law to investigational use, and no representations are made as to their safety or effectiveness for the purposes for which they are being investigated. KaloBios Pharmaceuticals, KaloBios and Humaneered are our trademarks. Any other trademarks appearing in these slides are the property of their respective holders. Any forward-looking statement made by us in this presentation speaks only as of the date of this presentation and represents our estimates and assumptions only as of the date of this presentation. Except as required by law, we assume no obligation to update these statements publicly, or to update the reasons actual results could differ materially from those anticipated in these statements, even if new information becomes available in the future. 2

Overview The Shkreli Group has acquired a controlling stake of KaloBios Martin Shkreli named Chairman and CEO of KaloBios New shareholder-oriented Board of Directors Permanent access to capital and M&A deal flow Turnaround focused on benznidazole and lenzilumab Benznidazole is the standard of care for Chagas Disease, is unavailable in the U.S., and eligible for a Priority Review Voucher upon approval Lenzilumab has potential for hematological malignancies & rare diseases Strong track record with a focus on value diversification Employees #1 and #2 of Retrophin, Inc. (NASDAQ: RTRX) have joined the Board of Directors of KaloBios Turing and Retrophin are two of the fastest growing biopharmaceutical companies in the history of the industry 3

Lenzilumab Strategic Focus Turnaround Corporate Overview Rare disease therapeutics clinical development Business development expertise Focused on lenzilumab (formerly KB003) Initiating Phase 1/2 study in CMML by YE 2015 Initiate Phase 2 study in JMML in 1H 2016 Initiate multiple proof-of-concept studies for new orphan indications in 2016 NASDAQ-listed company headquartered in San Francisco $7 million in cash and investments at end of Q3 2015 No debt NASDAQ KBIO 4 Benznidazole Known standard of care with rapid approval possible Strong commercial opportunity + Priority Review Voucher File NDA by Year End 2016

Benznidazole

Transaction Overview KaloBios has entered into an agreement with Savant Neglected Diseases, LLC (“Savant”) to acquire the worldwide rights to Savant’s benznidazole program, a compound being developed for the treatment of Chagas Disease Savant will receive: Upfront payment of $2M Regulatory milestones up to $20M Single digit royalties on worldwide net sales There are currently no approved treatments for Chagas Disease in the United States or Europe Benznidazole is approved in Latin America as first line therapy for Chagas Disease Benznidazole will be eligible to receive a Neglected Tropical Disease Priority Review Voucher upon NDA approval FDA added Chagas to the list of qualifying tropical diseases on August 2015 6

Chagas Disease Chagas Disease is a chronic parasitic infection caused by Trypanosoma cruzi Chagas Disease affects approximately 8mm people in Latin America and >300,000 in the United States (CDC) Third most common parasitic disease globally Acute infection presents with mild, non-specific symptoms such as fever and malaise Symptoms in acute patients self-resolve within 4-8 weeks Most patients remain asymptomatic, but are infected for life The clinical outcome of the chronic phase of Chagas disease ranges from the absence of signs and symptoms to severe illness and premature death 20-30% of infected persons progress to Chronic Chagas Cardiomyopathy 7

Substantial Disease Burden in the US & EU Most common form of non-ischemic cardiomyopathy in Latin America 5-7 million infected, 1.4-2.1 million develop cardiomyopathy within 20-30 years 30,000 - 45,000 Chagas-related cardiomyopathy cases in the US (Bern and Montgomery, 2009) 63-315 congenital infections annually in the US 8

Transmission and Acute Clinical Presentation Lancet 2010; 375: 1388–402 Chagas is transmitted to humans by contact with feces of triatomine insects, sometimes called “kissing bugs” Triatomine bugs often bite the face humans, defecating shortly thereafter Patients can become infected if the bug feces contact the bite wound, mucous membranes or other breaks in the skin Most patients present with nonspecific symptoms such as fever and malaise, which self-resolve in 4-8 weeks Acute infection is most recognized marker of Chagas is swelling of the eyelids on the side of the face where the infection was transmitted

Chronic Disease Following the acute phase, untreated patients will remain infected for the rest of their lives More than 30% will develop severe cardiac or intestinal complications over the course of 10-30 years Cardiac complications include cardiomyopathy, heart failure, thromboembolism and cardiac arrest Intestinal complications include megaesophagus and megacolon Current consensus indicates that parasite persistence is needed for development of the disease Organ and tissue damage is caused by the host’s immune response Patients treated during the acute phase realize higher cure rates than patients that have self-resolved 60-80% cure in the acute phase vs 20-60% in the chronic indeterminate form Treatment is the only way to prevent chronic manifestations of the disease 10

Over 40 years of data supporting its use as the preferred agent for Chagas Reductive metabolites of benznidazole create highly reactive oxygen species in T.cruzi, leading to DNA damage and thiol depletion 60 day course of treatment leads to long-term parasitological cure in majority (>60%) of acute phase patients Sosa Estani et al. demonstrated 62% of benznidazole-treated patients were seronegative for T.cruzi at 48 month follow up vs. 0% of placebo-treated patients Xenodiagnosis was positive for 4.7% of benznidazole group vs. 51.2% of placebo group (p<0.001) Some benefit has been demonstrated in to chronically infected patients Morrillo et al. showed negative PCR for T. cruzi at 5 years in 46.7% of benznidazole-treated patients vs 33.1% of placebo-treated patients (p<0.001) Only currently available in the US through the CDC Not formally approved in the US or Europe Benznidazole 11

Regulatory & Exclusivity FDA minutes reflect our expectation that no Chagas clinical trials will be required PK, CMC and toxicology studies will enable a NDA filing in 2016 Savant and its predecessor have made significant progress on NDA-enabling requirements NCE status allows for 5 years of exclusivity QIDP status, if granted, would extend exclusivity to 10 years Orphan status may be possible 12

Benznidazole Timeline Q415 Q116 Q216 Q316 Q416 Q117 CMC PK Study Non-Clinical Studies NDA Filing 13

Priority Review Voucher KaloBios may be eligible to receive a Priority Review Voucher (“PRV”) upon approval A PRV is transferable and saleable to another pharmaceutical company and confers a priority review to any New Drug Application Recent PRV sales have generated as much as $350 million in proceeds 14

Commercial Opportunity Pricing expected to be similar to Hepatitis C antivirals We expect 3,000 - 7,000 patients will require acute Chagas infection treatment with benznidazole annually Patient population upside is difficult to predict 30,000 – 45,000 chronic Chagas cardiomyopathy 100x upside exists if there is a preference from physicians to treat chronic infection with benznidazole 15

Lenzilumab GM-CSF Antibody

Granulocyte Macrophage Colony-Stimulating Factor (GM-CSF) monoclonal antibody IgG1, 31pM affinity Prior clinical experience in asthma and rheumatoid arthritis showed biological activity and a good safety profile Potential in monocytosis leukemias such as CMML and JMML Potential in a variety of autoimmune and inflammation indications Lenzilumab 17

GM-CSF Biology 144-Amino Acid Cytokine GM-CSF Receptor is expressed on myeloblasts and other progenitor cells Binding results in differentiation and maturation into monocytes Binding of GM-CSF to its receptor results in phosphorylation of STAT5 pSTAT5-flow assay can determine sensitivity of differentiation to GM-CSF Also signals through STAT3, JAK2, Ras, PI3K Specific alpha-chain and common beta-chain GM-CSFR Heterododecomer complex associates with JAK2 18

CMML (Chronic Myelomonocytic Leukemia) Monocytosis is the cardinal feature of CMML >1g/L monocyte count in peripheral blood for > 3 months No defining cytogenetic abnormality; heterogeneous illness TET2, ASXL mutation in 35-50% of cases 3-year survival is 20% Median Overall Survival of 20 months 15-30% progression to AML 1,500 to 6,000 U.S. patients Median age of diagnosis = 70 Typically unsuitable for stem cell transplant Treated with hypomethylating agents and hydroxyurea GM-CSF causes colony expansion in CMML Appears to be directly responsible for monocytosis 19

GM-CSF in CMML GM-CSF drives monocytosis in CMML Ramshaw et al. (2002) demonstrate early, low-affinity GM-CSFR antagonist E21R inhibits CMML colony formation in vitro 20

GM-CSF in CMML GM-CSF drives monocytosis in CMML – Human case report Bernard et al. (2002) publish first-in-human case report of E21R in a JMML patient in Blood 21

GM-CSF in CMML Recent work by Dr. Eric Padron, the PI of the lenzilumab CMML trial 22 Bone Marrow cells respond to low levels of GM-CSF (0.1 ng/ml) compared with IL-3 (10 ng/ml)

KB003 CMML Clinical Program 400 mg Dose Escalation Patients + 13 Additional Patients 600 mg ACCELERATED DOSE ESCALATION One patient enrolled at each dose level 3+3 design if safety issues noted Primary Objective: Safety & Dose SINGLE AGENT COHORT EXPANSION Previously Treated CMML Patients Dosing: Monthly Infusion + Wk 2 Booster Dose Primary Objective: Clinical Response 200 mg Expect First Patient to be Enrolled in Q4 2015 23

Competition and Other Indications MOR103/GSK3196165 licensed by GSK for $29 million Development in Rheumatoid Arthritis, Multiple Sclerosis Rheumatoid Arthritis trial showed significant benefit vs. placebo (Behrens et al., 2014) Phase IIB currently recruiting JMML may be even more sensitive to GM-CSF than CMML We will begin a Phase I/II trial of lenzilumab in JMML Chronic Neutrophilic Leukemia and Histiocytosis appear to be attractive candidate diseases for lenzilumab 24

Business Development KaloBios is in near-term negotiations to acquire several assets in the next 30 to 90 days Addition of experienced business development team led by Patrick Crutcher Opportunities include transactions with large pharma, biotech and specialty pharma companies Reviewing both commercial assets and pipeline opportunities Exploring opportunities with Turing Pharmaceuticals AG Talks are preliminary and may not lead to a definitive transaction 25

Corporate Milestones – FY 2015 - 2016 December 2015 KB003 CMML Phase 1 Study first patient dosed File 10-Q with new audit firm Close Savant transaction 1H 2016 KB003 CMML open-label Phase 1 data YE 2016 File benznidazole NDA FY 2015-2016 26

KaloBios Pharmaceuticals NASDAQ: KBIO December 2015